EX-99.n.1.i

AMENDED AND RESTATED
APPENDIX A
TO THE DELAWARE VIP TRUST
RULE 18F-3 MULTI-CLASS PLAN

This Amended and Restated Appendix A, as amended April 30, 2024 (“Appendix A”), to the Delaware VIP Trust Rule 18F-3 Plan dated May 1, 2002 (the “Agreement”), is effective as of May 1, 2024, and supersedes any prior Appendix A to the Agreement.

Delaware VIP Trust	Share Class
Macquarie VIP Emerging Markets Series (formerly, Delaware VIP® Emerging Markets Series)	Standard Class Service Class
Macquarie VIP Fund for Income Series (formerly, Delaware VIP® Fund for Income Series)	Standard Class Service Class
Macquarie VIP Growth and Income Series (formerly, Delaware VIP® Growth and Income Series)	Standard Class
Macquarie VIP Growth Equity Series (formerly, Delaware VIP® Growth Equity Series)	Standard Class
Macquarie VIP Investment Grade Series (formerly, Delaware VIP® Investment Grade Series)	Standard Class Service Class
Macquarie VIP Limited Duration Bond Series (formerly, Delaware VIP® Limited Duration Bond Series)	Standard Class
Macquarie VIP Opportunity Series(formerly, Delaware VIP® Opportunity Series)	Standard Class
Macquarie VIP Small Cap Value Series(formerly, Delaware VIP® Small Cap Value Series)	Standard Class Service Class
Macquarie VIP Total Return Series(formerly, Delaware VIP® Total Return Series)	Standard Class Service Class